Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen California Municipal Market
Opportunity Fund, Inc.
33-34221
811-06081


A special meeting of the shareholders of the Nuveen California Municipal Market
Opportunity Fund, Inc. was held on July 26,
2005.

The purpose of the meeting was to approve a new Investment Management Agreement:

The number of shares voted in the
affirmative:
7,457,546 and
the number of negative votes:  50,355

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under Conformed Submission Type DEF 14A, accession number 0000950137-05-007521.